Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS
Loudon, TN - May 7, 2020 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the third quarter ended March 31, 2020.
Highlights for the Third Quarter of Fiscal Year 2020
•Net sales decreased 8.8% to $182.3 million compared to the third quarter of fiscal year 2019.
•Unit volume decreased 14.2% to 1,796 boats compared to the third quarter of fiscal year 2019.
•Net sales per unit increased 6.3% to $101,509 per unit compared to the third quarter of fiscal year 2019.
•Gross profit decreased 7.8% to $45.8 million compared to the third quarter of fiscal year 2019.
•Net income increased 7.5% to $23.9 million, or $1.11 per share compared to the third quarter of fiscal year 2019.
•Adjusted EBITDA decreased 3.7% to $36.4 million compared to the third quarter of fiscal year 2019.
•Adjusted fully distributed net income decreased 2.0% to $24.5 million compared to the third quarter of fiscal year 2019.
•Adjusted fully distributed net income per share decreased 1.7% to $1.13 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock as compared to the third quarter of fiscal year 2019.

“The fiscal third quarter of 2020 was a tale of two environments. Through the greater part of the quarter, we delivered strong performance, as early boat show season momentum extended into March. However, retail strength shifted nearly overnight as the COVID-19 virus ravaged the U.S. late in the quarter. I was incredibly proud of our team, as we adapted quickly to these unforeseen challenges. To prioritize the health and safety of our employees and align production to slowing demand levels, we suspended operations at our facilities in the last week of the quarter. Once again, the operational prowess of our team, coupled with our operational excellence and vertical integration infrastructure, allowed us to somewhat mitigate the substantial headwinds we faced, and deliver operating margins ahead of expectations,” commented Jack Springer, Chief Executive Officer of Malibu Boats Inc.

“We have the right team in place to navigate through an unprecedented macro-economic landscape and have taken swift action to ensure we have the financial flexibility to support our operations and strategic investments. The core pillars of our business – operational excellence, vertical integration and industry-leading new product innovation – remain unchanged throughout a cycle and allow us to flex our cost structure and preserve our margins in the event of a prolonged lower demand environment. As we progress through murky waters, the extensive leadership experience of our management team through down cycles and our operational excellence will allow Malibu to further bolster our leadership position in marine,” concluded Mr. Springer.

Exhibit 99.1

Results of Operations for the Third Quarter of Fiscal Year 2020 (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

	(In thousands, except unit and per unit data)
Net sales	$182,310	$199,918	$534,502	$489,194
Cost of sales	136,461	150,196	408,784	370,656
Gross profit	45,849	49,722	125,718	118,538
Operating expenses:
Selling and marketing	4,572	5,273	14,304	13,372
General and administrative	9,643	12,324	30,389	32,527
Amortization	1,501	1,563	4,622	4,381
Operating income	30,133	30,562	76,403	68,258
Other (income) expense, net:
Other income, net	(1,660)	(712)	(1,679)	(746)
Interest expense	940	1,750	3,064	4,765
Other (income) expense, net	(720)	1,038	1,385	4,019
Income before provision for income taxes	30,853	29,524	75,018	64,239
Provision for income taxes	6,987	7,321	16,872	15,023
Net income	23,866	22,203	58,146	49,216
Net income attributable to non-controlling interest	1,088	1,104	2,787	2,562
Net income attributable to Malibu Boats, Inc.	$22,778	$21,099	$55,359	$46,654

Unit volumes	1,796	2,094	5,327	5,370
Net sales per unit	$101,509	$95,472	$100,338	$91,098
Effective July 1, 2019, we revised our segment reporting to conform to changes in our internal management reporting based on our boat manufacturing operations. Segment information has been revised for comparison purposes for all periods presented in the condensed consolidated financial statements. We previously had four reportable segments, Malibu U.S., Malibu Australia, Cobalt and Pursuit. We now aggregate Malibu U.S. and Malibu Australia into one reportable segment as they have similar economic characteristics and qualitative factors. As a result we now have three reportable segments, Malibu, Cobalt and Pursuit.
Comparison of the Third Quarter Ended March 31, 2020 to the Third Quarter Ended March 31, 2019
In the fiscal third quarter of 2020, the COVID-19 pandemic has impacted our operations and financial results and we expect it to continue to impact our operations and financial results, including during any recovery period. On March 24, 2020, we elected to suspend operations at all of our facilities due to the impact of the COVID-19 pandemic, which impacted the last week of fiscal third quarter of 2020. The shut-down continued into the fiscal fourth quarter of 2020 with operations resuming in late April and early May 2020, depending on the facility.
Net sales for the three months ended March 31, 2020 decreased $17.6 million, or 8.8%, to $182.3 million as compared to the three months ended March 31, 2019. Unit volume for the three months ended March 31, 2020, decreased 298 units, or 14.2%, to 1,796 units as compared to the three months ended March 31, 2019. The decrease in net sales and unit volumes was driven primarily by the precautionary suspension of operations at all of our

Exhibit 99.1
manufacturing facilities commencing on March 24, 2020 as a result of the COVID-19 pandemic. As a result of our suspension of operations, we were not able to ship boats to our dealers during the last week of the fiscal quarter, which negatively impacted our net sales for the quarter. In addition to the pandemic, but to a lesser effect, we also had planned lower production rates at Cobalt to reduce wholesale shipments and dealer inventories that negatively impacted sales versus the prior year period. This decrease was partially offset by a higher average selling price due to model mix and year-over-year price increases.
Net sales attributable to our Malibu segment decreased $4.8 million, or 4.5%, to $102.6 million for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. Unit volumes attributable to our Malibu segment decreased 167 units for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. The decrease in net sales and unit volumes was driven primarily by the precautionary suspension of operations at our Malibu and Axis facilities commencing on March 24, 2020 as a result of the COVID-19 pandemic. This decrease was partially offset by mix of our new larger models and year-over-year price increases on all of our Malibu and Axis models.
Net sales from our Cobalt segment decreased $10.0 million, or 17.9%, to $46.0 million for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. Unit volumes attributable to Cobalt decreased 124 units for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The decrease in net sales and unit volumes were driven primarily by the precautionary suspension of operations at our Cobalt facility commencing on March 24, 2020 as a result of the COVID-19 pandemic. In addition to the pandemic, but to a lesser effect, we also had planned lower production rates at Cobalt to reduce wholesale shipments and dealer inventories that negatively impacted sales versus the prior year period. The decrease was partially offset by year-over-year price increases on our Cobalt models.
Net sales from our Pursuit segment decreased $2.8 million, or 7.6%, to $33.7 million, for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. Unit volumes attributable to Pursuit decreased seven units for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The decrease in net sales and unit volumes were driven primarily by the precautionary suspension of operations at our Pursuit facility commencing on March 24, 2020 as a result of the COVID-19 pandemic. Additionally, the decrease in Pursuit net sales was driven by the lower average selling price due to the mix of models sold partially offset by year-over-year price increases on our Pursuit models.
Overall consolidated net sales per unit increased 6.3% to $101,509 per unit for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. Net sales per unit for our Malibu segment increased 9.5% to $90,083 per unit for the three months ended March 31, 2020, compared to the three months ended March 31, 2019, driven by higher sales of new, more expensive models and optional features and year-over-year price increases. Net sales per unit for our Cobalt segment increased 1.7% to $88,345 per unit for the three months ended March 31, 2020, compared to the three months ended March 31, 2019, driven by year-over-year price increases. Net sales per unit for Pursuit segment decreased 2.9% to $247,632 for the three months ended March 31, 2020, compared to the three months ended March 31, 2019, driven by a lower average selling price due to the mix of models sold offset slightly by year-over-year price increases.
Cost of sales for the three months ended March 31, 2020 decreased $13.7 million, or 9.1%, to $136.5 million as compared to the three months ended March 31, 2019. The decrease in cost of sales was driven primarily by the precautionary suspension of operations at all of our manufacturing facilities commencing on March 24, 2020 as a result of the COVID-19 pandemic.
Gross profit for the three months ended March 31, 2020 decreased $3.9 million, or 7.8%, to $45.8 million compared to the three months ended March 31, 2019. The decrease in gross profit was driven primarily by lower sales revenue due to the precautionary suspension of operations at all of our manufacturing facilities commencing on March 24, 2020 as a result of the COVID-19 pandemic. Gross margin for the three months ended March 31, 2020 increased 20 basis points from 24.9% to 25.1%.
Selling and marketing expenses for the three months ended March 31, 2020, decreased $0.7 million, or 13.3% to $4.6 million compared to the three months ended March 31, 2019. As a percentage of sales, selling and marketing

Exhibit 99.1
expenses decreased 10 basis points compared to the same period in the prior fiscal year. General and administrative expenses for the three months ended March 31, 2020, decreased $2.7 million, or 21.8%, to $9.6 million as compared to the three months ended March 31, 2019, due primarily to a decrease in incentive compensation for the three months ended March 31, 2020. In addition, we incurred acquisition related expenses in the three months ended March 31, 2019 for our acquisition of Pursuit. As a percentage of sales, general and administrative expenses decreased 90 basis points to 5.3% for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Amortization expense for the three months ended March 31, 2020 remained flat at $1.5 million compared to the three months ended March 31, 2019.
Operating income for the third quarter of fiscal year 2020 decreased to $30.1 million from $30.6 million in the third quarter of fiscal year 2019. Net income for the third quarter of fiscal year 2020 increased 7.5% to net income of $23.9 million from $22.2 million and net income margin increased to 13.1% in the third quarter of fiscal year 2020 from 11.1% in the third quarter of fiscal year 2019. Adjusted EBITDA in the third quarter of fiscal year 2020 decreased 3.7% to $36.4 million from $37.8 million, while Adjusted EBITDA margin increased to 20.0% from 18.9% in the third quarter of fiscal year 2019.
We believe we are well-positioned to withstand the current economic environment, given our flexible cost structure and ample liquidity after having drawn fully on our revolving credit facility. This resulted in approximately $113.0 million of cash on hand as of May 5, 2020. However, due to the heightened degree of uncertainty resulting from COVID-19, we cannot estimate the long-term impact of COVID-19 on our liquidity, results of operations, and financial condition.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss third quarter of fiscal year 2020 results on Thursday, May 7, 2020, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #4366818. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the commanding market leader in the performance sport boat category through its Malibu and Axis Wake Research boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand and in a leading position in the offshore fishing boat market with its Pursuit brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release regarding our ability to navigate, withstand and progress through the environment created by the COVID-19 pandemic, preserve our margins and bolster our leadership position in marine.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by

Exhibit 99.1
competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense, expenses related to our engine development initiative, expenses related to interruption to our engine supply during the labor strike by United Auto Workers' ("UAW") against General Motors and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structures, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into

Exhibit 99.1
shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Investor Contacts
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net sales	$182,310	$199,918	$534,502	$489,194
Cost of sales	136,461	150,196	408,784	370,656
Gross profit	45,849	49,722	125,718	118,538
Operating expenses:
Selling and marketing	4,572	5,273	14,304	13,372
General and administrative	9,643	12,324	30,389	32,527
Amortization	1,501	1,563	4,622	4,381
Operating income	30,133	30,562	76,403	68,258
Other (income) expense, net:
Other income, net	(1,660)	(712)	(1,679)	(746)
Interest expense	940	1,750	3,064	4,765
Other (income) expense, net	(720)	1,038	1,385	4,019
Income before provision for income taxes	30,853	29,524	75,018	64,239
Provision for income taxes	6,987	7,321	16,872	15,023
Net income	23,866	22,203	58,146	49,216
Net income attributable to non-controlling interest	1,088	1,104	2,787	2,562
Net income attributable to Malibu Boats, Inc.	$22,778	$21,099	$55,359	$46,654

Comprehensive income:
Net income	$23,866	$22,203	$58,146	$49,216
Other comprehensive income (loss), net of tax:
Change in cumulative translation adjustment	(2,078)	99	(2,086)	(672)
Other comprehensive loss, net of tax	(2,078)	99	(2,086)	(672)
Comprehensive income, net of tax	21,788	22,302	56,060	48,544
Less: comprehensive income attributable to non-controlling interest, net of tax	993	1,111	2,692	2,527
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$20,795	$21,191	$53,368	$46,017

Weighted average shares outstanding used in computing net income per share:
Basic	20,630,741	20,901,547	20,684,034	20,805,912
Diluted	20,775,108	21,007,933	20,827,958	20,943,548
Net income available to Class A Common Stock per share:
Basic	$1.11	$1.01	$2.68	$2.24
Diluted	$1.09	$1.01	$2.66	$2.23

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	March 31, 2020	June 30, 2019
Assets
Current assets
Cash	$134,162	$27,392
Trade receivables, net	21,722	27,961
Inventories, net	88,865	67,768
Prepaid expenses and other current assets	6,018	4,530
Total current assets	250,767	127,651
Property, plant and equipment, net	88,320	65,756
Goodwill	50,605	51,404
Other intangible assets, net	141,249	146,061
Deferred tax asset	53,016	60,407
Other assets	14,707	35
Total assets	$598,664	$451,314
Liabilities
Current liabilities
Accounts payable	$31,507	$21,174
Accrued expenses	53,001	49,097
Income taxes and tax distribution payable	639	1,469
Payable pursuant to tax receivable agreement, current portion	3,477	3,592
Total current liabilities	88,624	75,332
Deferred tax liabilities	41	145
Other liabilities	15,901	1,689
Payable pursuant to tax receivable agreement, less current portion	49,067	50,162
Long-term debt	192,738	113,633
Total liabilities	346,371	240,961

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,537,469 shares issued and outstanding as of March 31, 2020; 20,852,640 issued and outstanding as of June 30, 2019	204	207
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 15 shares issued and outstanding as of March 31, 2020; 15 shares issued and outstanding as of June 30, 2019	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and June 30, 2019	—	—
Additional paid in capital	102,284	113,004
Accumulated other comprehensive loss	(4,914)	(2,828)
Accumulated earnings	147,508	93,852
Total stockholders' equity attributable to Malibu Boats, Inc.	245,082	204,235
Non-controlling interest	7,211	6,118
Total stockholders’ equity	252,293	210,353
Total liabilities and stockholders' equity	$598,664	$451,314

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net income	$23,866	$22,203	$58,146	$49,216
Provision for income taxes	6,987	7,321	16,872	15,023
Interest expense	940	1,750	3,064	4,765
Depreciation	2,938	2,744	9,040	7,102
Amortization	1,501	1,563	4,622	4,381
Professional fees [1]	124	189	500	572
Acquisition and integration related expenses [2]	—	1,051	—	4,960
Stock-based compensation expense [3]	816	735	2,306	1,866
Engine development [4]	—	932	—	2,871
UAW strike impact [5]	877	—	2,564	—
Adjustments to tax receivable agreement liability [6]	(1,650)	(707)	(1,650)	(707)
Adjusted EBITDA	$36,399	$37,781	$95,464	$90,049
Adjusted EBITDA margin	20.0%	18.9%	17.9%	18.4%

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and nine months ended March 31, 2019, represents legal and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018 and integration costs related to our acquisitions of Pursuit and Cobalt. Integration related expenses for the nine months ended March 31, 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of Pursuit inventory acquired, most of which was sold during the second quarter of fiscal 2019.
(3)	Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(5)	For the three and nine months ended March 31, 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(6)	For the three and nine months ended March 31, 2020 and March 31, 2019 we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$22,778	$21,099	$55,359	$46,654
Provision for income taxes	6,987	7,321	16,872	15,023
Professional fees [1]	124	189	500	572
Acquisition and integration related expenses [2]	1,053	2,217	3,200	8,015
Fair market value adjustment for interest rate swap [3]	10	93	68	225
Stock-based compensation expense [4]	816	735	2,306	1,866
Engine development [5]	—	932	—	2,871
UAW strike impact [6]	877	—	2,564	—
Adjustments to tax receivable agreement liability [7]	(1,650)	(707)	(1,650)	(707)
Net income attributable to non-controlling interest [8]	1,088	1,104	2,787	2,562
Fully distributed net income before income taxes	32,083	32,983	82,006	77,081
Income tax expense on fully distributed income before income taxes [9]	7,539	7,949	19,271	18,577
Adjusted fully distributed net income	$24,544	$25,034	$62,735	$58,504

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,630,741	20,901,547	20,684,034	20,805,912
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [10]	805,822	838,496	822,042	896,808
Weighted-average unvested restricted stock awards issued to management [11]	181,015	132,549	146,905	129,844
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,617,578	21,872,592	21,652,981	21,832,564

Exhibit 99.1
The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net income available to Class A Common Stock per share	$1.11	$1.01	$2.68	$2.24
Impact of adjustments:
Provision for income taxes	0.34	0.35	0.82	0.72
Professional fees [1]	—	0.01	0.02	0.03
Acquisition and integration related expenses [2]	0.05	0.11	0.15	0.39
Fair market value adjustment for interest rate swap [3]	—	—	—	0.01
Stock-based compensation expense [4]	0.04	0.04	0.11	0.09
Engine development [5]	—	0.05	—	0.14
UAW strike impact [6]	0.04	—	0.12	—
Adjustment to tax receivable agreement liability [7]	(0.08)	(0.03)	(0.08)	(0.03)
Net income attributable to non-controlling interest [8]	0.05	0.05	0.13	0.12
Fully distributed net income per share before income taxes	1.55	1.59	3.95	3.71
Impact of income tax expense on fully distributed income before income taxes [9]	(0.37)	(0.38)	(0.94)	(0.89)
Impact of increased share count [12]	(0.05)	(0.06)	(0.12)	(0.14)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.13	$1.15	$2.89	$2.68

Exhibit 99.1

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and nine months ended March 31, 2020, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt. For the three and nine months ended March 31, 2019, represents legal and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018 and integration costs related to our acquisitions of Pursuit and Cobalt. Integration related expenses for the nine months ended March 31, 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired at Pursuit, most of which was sold during the second quarter of fiscal 2019. In addition, for the three and nine months ended March 31, 2019, integration related expenses includes $0.4 million and $0.8 million respectively, in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Pursuit. Also, for the three and nine months ended March 31, 2019, integration related expenses includes $0.7 million and $2.2 million, respectively, in amortization associated with our fair value step up of intangibles acquired in connection with the acquisition of Cobalt.
(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(6)	For the three and nine months ended March 31, 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(7)	For the three and nine months ended March 31, 2020 and March 31, 2019 we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(8)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(9)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.5% and 24.1% of income before income taxes for the three months and nine months ended March 31, 2020 and 2019, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2020 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.
(10)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(11)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(12)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.